Exhibit 99
Contacts:

Veronica L. Rosa                                               Steven K. Eck
Investor Relations                                             Media Relations
610-408-7196                                                   610-408-7295
vrosa@ikon.com                                                 seck@ikon.com
--------------                                                 -------------


                         IKON OFFICE SOLUTIONS ANNOUNCES
                              FIRST QUARTER RESULTS

                       Delivers Earnings Per Share of $.12

Valley Forge, Pennsylvania - January 25, 2001 - IKON Office Solutions (NYSE:
IKN) today announced results for the first fiscal quarter ended December 31, 2000. Earnings for the first quarter were $17.4 million, or $.12 per share. Before a gain from discontinued operations of $.01 per share, earnings were $16.2 million, or $.11 per share.

"We are pleased with our earnings results for the quarter. IKON has delivered earnings that were within our stated goal for the quarter, at a time when many in our industry are encountering a number of strategic and financial issues," stated James J. Forese, Chairman and Chief Executive Officer. "More importantly, our results reflect a number of positive signals, such as continued growth in sales of copiers and printer equipment, growth in outsourcing, and strong growth and productivity in our equipment service aftermarket. We believe these are some of the catalysts needed to support expanded revenue growth and operating margins, as well as continued strong cash flows long-term."

Revenues for the first quarter of both fiscal 2001 and 2000 were $1.32 billion. Without the negative effect of foreign currency, revenue growth for the first quarter of fiscal 2001 compared to the prior year would have been 1.5%.

"We continued to advance in critical areas of our business. Specifically, sales of copier and printer equipment grew 6% from the prior year worldwide and our facilities management business again delivered double digit growth. Given today's competitive environment and the obvious signs of a slowdown in the U.S. economy, we are encouraged by these results. Revenue growth in key areas of our business was offset by our de-emphasis on revenues associated with our low-margin technology hardware sales and certain non-strategic service offerings, as we continue to prioritize revenues associated with long-term profitability and strategic value," Forese said.

Revenues from Net Sales, consisting of copier and printer equipment revenues, technology related hardware, and supplies, grew .5% in the quarter compared to last year, as declines in supplies and technology hardware revenues offset continued strong growth in equipment sales. In IKON North America, copier and printer equipment sales grew 7%, while in Europe these revenues grew 9% in local currency. Gross margin on Net Sales strengthened slightly from the prior year due to a change in the revenue mix.

Service & Rentals revenues, which include equipment service revenues, outsourcing, and technology service revenues, declined 2.3% from the prior year. Growth in outsourcing revenues was offset by a decline in technology and equipment service revenues. While equipment service revenues were down from the first quarter of last year, equipment service productivity was up by 10%, strengthening equipment service gross margins. Service & Rentals gross margin experienced a decline in comparison to the prior year primarily due to equipment service comprising a lower percentage of the overall revenue mix. On a sequential basis, the first quarter's equipment service revenues were 3% higher than those reported in the fourth quarter of fiscal 2000 - reflecting the aftermarket growth opportunity associated with the Company's growing equipment base in the digital and higher-end market.

Finance Income grew 15.1% due to continued growth of the Company's leasing portfolio. During the quarter, over 70% of the Company's copier and printer equipment revenues were financed through IOS Capital, the Company's captive finance subsidiary. Gross margin on Finance Income declined slightly due to higher interest costs not yet reflected in customer lease rates.

Selling and Administrative expense increased as a percentage of revenues due primarily to higher selling costs associated with the build up of the Company's sales force targeted at key growth areas. The increase also reflects the investments IKON is making as part of its strategy to develop differentiated services that will enhance productivity and customer satisfaction, including Digital Express(R) 2000, its Web based e-procurement offering, as well as its comprehensive e-commerce strategy.

Near Term Outlook
"We are confident that our progress to date will allow us to take advantage of the many opportunities we see before us," stated Forese. "However, we are naturally cautious regarding the competitive and economic environment. As a result, we are already taking actions to improve our ability to respond to these challenges. For our second quarter, we believe our earnings will show flat to slight improvement from the first quarter. However, on a year-to-year comparison they should be lower as we continue to focus on long-term investments and competitive opportunities."

Forese concluded, "IKON continues to be a significant player in this industry and we are in a great position to capture a number of opportunities."




IKON Office Solutions (www.ikon.com) is one of the world's leading providers of products and services that help businesses communicate. IKON provides customers with total business solutions for every office, production and outsourcing need, including copiers and printers, color solutions, distributed printing, facilities management, imaging and legal outsourcing solutions, as well as network design and consulting, e-business development, telecommunications services and technology training. With fiscal 2000 revenues of $5.4 billion, IKON has approximately 900 locations worldwide including the United States, Canada, Mexico, the United Kingdom, France, Germany, Ireland, and Denmark.

This news release includes information which may constitute forward-looking statements within the meaning of the federal securities laws. These forward-looking statements include, but are not limited to, statements relating to expected earnings and opportunities in the competitive environment. Although IKON believes the expectations contained in such forward-looking statements are reasonable, it can give no assurances that such expectations will prove correct. Such forward-looking statements are based upon management's current plans or expectations and are subject to a number of risks and uncertainties, including, but not limited to: risks and uncertainties relating to conducting operations in a competitive environment and a changing industry; delays, difficulties, management transitions and employment issues associated with consolidation of, and/or changes in business operations; managing the integration of existing and acquired companies; risks and uncertainties associated with existing or future vendor relationships; and general economic conditions. As a consequence of these and other risks and uncertainties, IKON's current plans, anticipated actions and future financial condition and results may differ materially from those expressed in any forward-looking statements. Certain additional risks and uncertainties are set forth in IKON's 2000 Annual Report on Form 10-K/A filed with the Securities and Exchange Commission.



                                      # # #

IKON Office Solutions, Inc.

FINANCIAL SUMMARY (in thousands, except earnings per share)

                                                                                       First Quarter Fiscal
                                                                               -------------------------------------
                                                                                    2001               2000             % Change
                                                                               -------------      --------------    --------------
Revenues
Net sales                                                                    $      655,071     $       652,103            0.5 %
Service and rentals                                                                 569,613             582,921           (2.3)
Finance income                                                                       93,367              81,097           15.1
----------------------------------------------------------------------------------------------------------------
                                                                                  1,318,051           1,316,121            0.1
----------------------------------------------------------------------------------------------------------------

Costs and Expenses
Cost of goods sold                                                                  434,993             434,713            0.1
Service and rental costs                                                            342,054             345,438           (1.0)
Finance interest expense                                                             46,204              39,452           17.1
Selling and administrative                                                          449,155             438,223            2.5
Restructuring and asset impairment charge                                                               105,340
----------------------------------------------------------------------------------------------------------------
                                                                                  1,272,406           1,363,166           (6.7)
----------------------------------------------------------------------------------------------------------------

Operating income (loss)                                                              45,645             (47,045)
Interest expense                                                                     16,754              15,994            4.8
----------------------------------------------------------------------------------------------------------------
Income (loss) from continuing operations before income taxes  (benefit)              28,891             (63,039)
Income taxes (benefit)                                                               12,712              (7,403)
----------------------------------------------------------------------------------------------------------------
Income (loss) from continuing operations                                             16,179             (55,636)
Discontinued operations, net of income taxes                                          1,200
----------------------------------------------------------------------------------------------------------------
Net income (loss)                                                            $       17,379     $       (55,636)
                                                                               =============      ==============


Basic and Diluted Earnings (Loss) Per Common Share
     Continuing operations                                                            $0.11              ($0.37)
     Discontinued operations                                                           0.01
                                                                               -------------      --------------
     Net income (loss)                                                                $0.12              ($0.37)
                                                                               =============      ==============

Weighted Average Common Shares Outstanding, Basic                                   142,789             149,279
                                                                               =============      ==============

Weighted Average Common Shares Outstanding, Diluted                                 142,883             149,279
                                                                               =============      ==============


Operations Analysis:
      Gross profit %, net sales                                                       33.6%               33.3%
      Gross profit %, service and rentals                                             39.9%               40.7%
      Gross profit %, finance subsidiaries                                            50.5%               51.4%
      Total gross profit %                                                            37.5%               37.7%
      Selling and administrative as a % of revenue                                    34.1%               33.3%
      Operating income as a  % of revenue                                              3.5%                  NA


IKON Office Solutions, Inc.

FINANCIAL SUMMARY (in thousands, except earnings per share)
EXCLUDING SPECIAL ITEMS

                                                                         First Quarter Fiscal
                                                             -----------------------------------------
                                                                     2001 *                2000  **           % Change
                                                             ------------------      -----------------      -------------
Revenues
Net sales                                                  $           655,071     $          652,103           0.5 %
Service and rentals                                                    569,613                582,921          (2.3)
Finance income                                                          93,367                 81,097          15.1
------------------------------------------------------------------------------------------------------
                                                                     1,318,051              1,316,121           0.1
------------------------------------------------------------------------------------------------------

Costs and Expenses
Cost of goods sold                                                     434,993                434,713           0.1
Service and rental costs                                               342,054                345,438          (1.0)
Finance interest expense                                                46,204                 39,452          17.1
Selling and administrative                                             449,155                438,223           2.5
------------------------------------------------------------------------------------------------------
                                                                     1,272,406              1,257,826           1.2
------------------------------------------------------------------------------------------------------

Operating income                                                        45,645                 58,295         (21.7)
Interest expense                                                        16,754                 15,994           4.8
------------------------------------------------------------------------------------------------------
Income before income taxes                                              28,891                 42,301         (31.7)
Income taxes                                                            12,712                 19,458         (34.7)
------------------------------------------------------------------------------------------------------
Net income                                                 $            16,179     $           22,843         (29.2)
                                                             ==================      =================


Basic and Diluted Earnings Per Common Share                              $0.11                  $0.15
                                                             ==================      =================

Weighted Average Common Shares Outstanding, Basic                      142,789                149,279
                                                             ==================      =================

Weighted Average Common Shares Outstanding, Diluted                    142,883                149,443 ***
                                                             ==================      =================

Operations Analysis:
      Gross profit %, net sales                                          33.6%                  33.3%
      Gross profit %, service and rentals                                39.9%                  40.7%
      Gross profit %, finance subsidiaries                               50.5%                  51.4%
      Total gross profit %                                               37.5%                  37.7%
      Selling and administrative as a % of revenue                       34.1%                  33.3%
      Operating income as a  % of revenue                                 3.5%                   4.4%


* First quarter fiscal 2001 excludes a gain from discontinued operations of $2,142 ($1,200 after-tax).

** First quarter fiscal 2000 excludes a restructuring and asset impairment charge of $105,340.

*** As a result of exclusion, shares that were previously excluded because of a net loss are now included in the diluted earnings per share calculation.

This information is provided for additional analysis and is not intended to be a presentation in accordance with generally accepted accounting principles.